As filed with the Securities and Exchange Commission on April 16, 2024
Registration No. 333-269447

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-8
Registration No. 333-269447
Under
The Securities Act of 1933

Semantix, Inc.
(Exact Name of Registrant as Specified in its Charter)

Cayman Islands		98-1681913
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
Avenida Eusébio Matoso, 1375, 10º andar São Paulo, São Paulo, Brazil, 05423-180
(Address of Principal Executive Offices)
Alpha Capital Holdco Company 2022 Omnibus Incentive Plan Semantix Tecnologia em Sistema de Informação S.A. Stock Option Plan
(Full Title of the Plan)

Puglisi & Associates 850 Library Avenue, Suite 204 Newark, Delaware 19711 (302) 738-6680
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Manuel Garciadiaz Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is filed by Semantix, Inc., a Cayman Islands exempted company with limited liability (the “Company”) to deregister any and all ordinary shares, par value $0.001 per share, of the Company (the “Ordinary Shares”) registered but unsold or otherwise unissued as of the date hereof under the Registration Statement No. 333-269447 on Form S-8 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 27, 2023, registering 17,226,9411 Ordinary Shares of the Company issuable under the Alpha Capital Holdco Company 2022 Omnibus Incentive Plan and the Semantix Tecnologia em Sistema de Informação S.A. Stock Option Plan.
On April 4, 2024, the Company announced that it notified The Nasdaq Stock Market LLC (“Nasdaq”) of the Company’s decision to voluntarily delist its Ordinary Shares from the Nasdaq Global Market. On April 15, 2024, the Company filed a Notification of Removal From Listing And Registration on Form 25 with the SEC to delist the Ordinary Shares from Nasdaq and to deregister the Ordinary Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC requesting the termination of registration of the Ordinary Shares under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act. In connection with the Company’s voluntary decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statement. Accordingly, the filing of this Post-Effective Amendment is made pursuant to an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering. The Company, by filing this Post-Effective Amendment, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on the 16th day of April, 2024.

SEMANTIX, INC.

By:	/s/ Leonardo dos Santos Poça D’Água
Name:	Leonardo dos Santos Poça D’Água
Title:	Chairman of the Board and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.